Prospectus

                             MARK SOLUTIONS, INC.

                       6,500,000 Shares of Common Stock

         Mark Solutions, Inc. sells modular steel cells for correctional institution construction and develops software applications under the name "IntraScan II" for medical diagnostic, picture archiving and communication computer systems (PACS).

         This prospectus relates to the sale of:

o up to 6,500,000 shares of common stock, $.01 par value, which may be issued upon the conversion of a $2,000,000 principal amount convertible note due April 13, 2002 and the payment of interest on the convertible note.

o        448,932 shares of common stock issuable upon the exercise of warrants.

         This prospectus is part of a registration statement filed with the Securities and Exchange Commission and may only be used for the resale of the shares. Mark is obligated to keep the registration statement effective until April 13, 2005.

         All of the shares may be sold by the person(s) listed in the Section "Selling Shareholders" or by their transferees from time to time in the open market or in privately negotiated transactions at prices acceptable to the seller. See "Plan of Distribution".

         THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. You should carefully consider the "Risk Factors" beginning on page 5 when determining whether to purchase any of the shares.

         The common stock is traded on the Nasdaq SmallCap Market under the symbol "MSOL". On November 17, 2000, the closing sales price of the common stock was $0.375 per share.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                   -------------------------------------------
                  The date of this Prospectus is December 22, 2000.

                                 SUMMARY

         This summary does not contain all the information provided by this prospectus, some of which may be important to you. You should carefully read the entire prospectus and incorporated documents before you decide to buy any shares.

                               THE COMPANY

         Mark designs, manufactures and installs modular steel cells for correctional institution construction and develops software application under the name "IntraScan II" for medical diag nostic, picture, archiving and communication computer systems (PACS).

         Mark markets its modular steel products through public bids and by pursuing joint ventures and affiliations with other companies to solicit design, build and/or operate correctional facilities projects both domestically and internationally. Management believes that nationwide emphasis on easing overcrowded conditions in correctional institutions presents a significant growth opportunity; however, there can be no assurance of sustained business.

         Mark's modular cells can be manufactured and installed more efficiently than traditional housing alternatives by virtue of lower labor and construction costs and shorter installation time.

         Mark markets its IntraScan PACS software to radiology departments, large healthcare facilities, hospitals and outpatient imaging group practices, primarily through a marketing agreement with Data General Corporation. Management believes that it can capitalize on the development of the domestic and international PACS market; however, there can be no assurance that significant business will develop.

         The IntraScan PACS software interfaces with medical imaging devices to store and recall images digitally from modalities including x-ray, CAT Scan, MRI, ultrasound, computed radiography and nuclear medicine. The IntraScan PACS software is "platform independent" allowing the software to operate with most computer hardware and operating systems.

         Mark is a Delaware corporation formed in 1986 under the name "Showcase Cosmetics, Inc.". Mark's principal executive offices are located at 1515 Broad Street, Bloomfield, New Jersey 07003 and its phone number is (973) 893-0500.

                        SUMMARY SELECTED FINANCIAL DATA

         The following summary selected financial data is based upon financial information appearing elsewhere herein and such summary information should be read in conjunction with such financial statements and notes thereto.



Income Statement Data:
(in thousands, except share and per share data)

                                          Three Months Ended
                                             September 30                      Fiscal Years Ended June 30
                                   ----------------------------      -------------------------------------------
                                   ------------ -- ------------      ------------- -------------    ------------
                                          2000           1999            2000            1999             1998
                                   ------------ -- ------------      ------------- -------------    ------------
                                   ------------ -- ------------      ------------- -------------    ------------

Revenues                                $1,062         $ 3,997            $13,724       $10,226        $ 12,922
Cost and Expenses                        1,919           3,833             18,131        12,695          14,913
Operating  Income (Loss)                 (857)           (164)           ($4,407)       (2,469)         (1,991)
Net Other Income
 (Expenses)                               (32)            (30)              (154)         (241)           (397)

Income Tax Benefit                        ---             ---                173         1,000             ---
Net Income (Loss)                        (889)           (134)            (4,388)       (1,710)         (2,388)
Earnings (Loss)Per Share                ($.12)          ($.02)             ($.72)        ($.36)          ($.58)
Fully  Diluted Income (Loss)
Per Share                               ($.12)          ($.02)             ($.72)        ($.36)          ($.58)
Weighted Average Shares
Outstanding                          7,297,895       5,553,999          6,112,534     4,945,257       4,145,101
Weighted Average Fully
Diluted Shares
Outstanding                          7,297,895       6,498,742          6,112,534     4,945,257       4,145,101


Balance Sheet Data:
(in thousands, except share and per share data)

                                                    At
                                               September 30                               At June 30
                                           ---------------------        -----------------------------------------------
                                           ---------------------        ----------------------------- --- -------------
                                                   2000                    2000            1999                 1998
                                           ---------------------        ------------ -----------------     ------------


Working Capital                                   $     672                  $1,372      $  1,032             $  3,077
Total Assets                                          5,085                   6,329        9,070                5,174
Current Liabilities                                   2,959                   3,379        5,832                  999
Other Liabilities                                     2,090                   2,094          505                1,060
Temporary Stockholders Equity                           ---                    ----         ---                 1,220
Stockholders' Equity
                                                         36                     856       2,733                 1,895




                              RISK FACTORS

Before you make a decision to purchase any of the shares, you should carefully read and consider the following risks.

Risks Associated With Operations

1. Mark Has Experienced and Will Continue to Experience Significant Operating Losses Unless Sales of its Modular Cells and IntraScan PACS Software Significantly Increase.

We have incurred significant operating losses and working capital and liquidity deficiencies over the past several years. We had net losses of $4,388,000 and $1,710,000 for the fiscal years ended June 30, 2000 and 1999. In addition, we had an accumulated deficit of $37,194,000 at Spetember 30, 2000. Because of the poor operating results, we are considering divesting ourselves of the jail cell manufacturing operation in order to concentrate our efforts and resources on the Mark Care Medical systems operations. However, there can be no assurance that we will be able to locate a buyer or, even if we do, that we will be able to sell the jail cell manufacturing operation on terms favorable to it.

2. Ability to Continue as a Going Concern. For the fiscal year ended June 30, 2000, our auditors rendered a qualified opinion expressing uncertainty as to our ability to continue as a going concern in light of our recurring losses from operations. Unless we are able to increase revenue and operate at a profit, we may not be able to contiue in business.

3. Mark Will Have to Sell Additional Securities to Meet its Working
Capital Requirements Unless Sales Significantly Increase. Our ultimate success may depend upon our ability to raise additional working capital by selling equity securities or obtaining debt financing until our operating results improve. The sale of additional securities, if available at all, would result in dilution to the holders of common stock. We have primarily met our working capital requirements through private placements of its securities.
We believe that our available working capital from existing contracts and from anticipated contracts will be utilized by December 31, 2000. If we need additional working capital from sources other than from operations, we will most likely attempt to privately sell additional equity or debt securities, and given the present financial condition, there can be no assurances we will be successful.

4. Mark Has Been Dependent on Sales of Modular Cells For the Majority of Its Revenues and This Market is Subject to Significant Fluctuations. The substantial majority of Mark's revenues have been from the sale of a single product, modular steel cells, which amounts to approximately 85% of our revenues, for the fiscal year ended June 30, 1999. This market is subject to significant fluctuations resulting from budgeting plans, lengthy approval process and other variables common with construction of correctional facilities by Federal, State and local government agencies.

5. Mark Has Had Limited Sales of IntraScan PACS Software. For the three fiscal years ended June 30, 1999, our IntraScan PACS software revenues totaled $3,991,000 and this business segment had a pretax loss of $4,251,000 for the fiscal year ended June 30, 1999. Absent significant increases in sales, this business segment will continue to have a negative impact on our results of operation and cash flows. There can be no assurance that we will establish a material market share and operate our IntraScan business profitably.

6. Bonding Qualification May Limit Mark's Modular Cell Bidding
Activity. Many government construction projects require vendors like us to provide performance and completion bonds as a condition to participation in a correctional facility bid. Due to our financial condition, we have generally been unable to obtain bonds without the assistance and guarantee of our president. We have not limited our bidding activity nor lost any projects due to our limited bonding capacity. However, as we are is awarded multiple projects, the inability to obtain bonds may limit the number of additional projects we can pursue and have a material adverse effect on the operations of Mark.

7. Mark Competes in Two Industries Which Are Highly Competitive--Government Construction and Computer Software. Due to the use of concrete and other traditional construction methods in the substantial majority (approximately 90%) of correctional facilities construction, we compete for market share with a number of major national and regional construction companies in our efforts to convince the government agency to design the project utilizing steel cells rather than traditional methods. With respect to those projects which incorporate modular steel cells in its design criteria, we compete against other regional metal fabricators, some of which have greater financial resources than we do. In addition, other sheet metal manufacturers which have greater financial and marketing resources than we could enter the modular cell business. Accordingly, there can be no assurance that we will be able to successfully compete in the market for modular cells.

         With regard to the IntraScan PACS software, other companies, including several established film and medical equipment manufacturers, which are larger and better financed than we are offer PACS systems and the related software. As the PACS market develops, other large medical equipment, computer hardware or software companies could enter the PACS business. Accordingly, there can be no assurance that we will be able to successfully compete in the PACS market.

 8. Rapid Technological Change in the Software Industry Could Make the
IntraScan PACS Software Obsolete Unless Mark Continues To Undertake Product Development. The application software industry is subject to rapid technological and industry standard changes that can quickly make existing products less desirable or obsolete. Consequently, we are required to continually develop, update and enhance our IntraScan PACS software applications to keep pace with industry changes and to respond to the changing needs of customers. These efforts require substantial capital investments. While we intend to allocate the necessary resources to the extent available, there can be no assurance that we will not experience difficulties in product development or that other companies will not develop software applications which will achieve greater acceptance in the PACS market.

9. Significant Contracts. For the fiscal year ended June 30, 1999, $10,636,000 (77.5%) of our revenues were attributable to three projects. As such, we must generate additional contracts in order to remain viable.

10. Mark Has Entered Into Related Party Transactions Which Raise
Potential Conflicts of Interests. We have been a party to business transactions with certain officers, Directors or their affiliates. Mark intends to purchase goods and services in the ordinary course of business from related parties and may determine based upon circumstances at that time to engage in additional transactions with officers, Directors, principal shareholders or affiliates. While we believe these transactions have been on terms no less favorable than could be obtained from unaffiliated parties, such situations present potential conflicts of interest.

11. Mark is Dependent on Carl Coppola. We are dependent upon the continued services of Carl Coppola, our Chairman of the Board, President and Chief Executive Officer. The loss of Mr. Coppola could have a material adverse effect on Mark. We are the beneficiary of a term life insurance policy of $1,000,000 on the life of Mr. Coppola.

Risks Associated With Capital Stock

12. The Adjustable Conversion Price of the Convertible Note and the
Discounted Conversion Price of Preferred Stock Could Have a Negative Impact on the Trading Price of Common Stock. The convertible note covered by this prospectus has a conversion price which is dependent on the trading price of the common stock at the time of conversions. As a result:

o Conversions of the convertible note and the preferred stock and the subsequent sales of the common stock may cause a downward trend in the trading price of the common stock if the interest to buy the common stock by investors is weak.

o The lower the stock price at the time of conversion the more shares the holder will receive which creates greater dilution to holders of common stock.

o If the sale of the shares of common stock received through the partial conversions of the convertible note and the preferred stock causes a decrease in the trading price of the common stock, subsequent conversions would result in the issuance of a greater number of shares.

o Any significant downward pressure on the trading price of the common stock caused by the conversion and sales by the holders of the convertible note and preferred stock may encourage short sales by the holders and others causing further pressure on the trading price.

Based on the closing bid price of Mark's common stock on November 17, 2000 of $0.375, approximately 5,333,333 shares of common stock are issuable on conversion of the convertible note. Because the conversion of the convertible note is dependent on the price of the common stock at future dates, the actual number of shares of common stock which will be issued is undeterminable, and may exceed the assumed number given above.

13. Liquidity of the Common Stock Depends on Maintaining Nasdaq
Listing; Recent Trading Prices. Our common stock trades on the Nasdaq SmallCap Market. To be eligible for continued listing of its common stock, we are required to maintain, among other things:

o        a minimum bid price of $1.00 per share.

o minimum net tangible assets of $2,000,000 or a market capitalization of $35 million.

Our common stock has recently traded below the $1.00 range and currently we fail to meet the required net tangible assets. If we do not maintain our Nasdaq SmallCap Market listing, the liquidity of the common stock will be adversely affected. In addition, our ability to raise additional working capital through sales of our equity securities would also be adversely affected.

14. No Dividends for the Foreseeable Future. We have never paid a cash dividend on our common stock. We do not intend to pay in the foreseeable future, cash dividends on the common stock but intend to retain any earnings to finance growth.

15. Mark's Authorized and Unissued Preferred Stock May Make a Takeover More Difficult. Our Board of Directors have the authority to issue up to 4,705,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions including voting rights, of those shares without any further vote or action by Mark's shareholders. The rights of the holders of common stock will be subject to, and may be adversely affected by the rights of the holders of any preferred stock that may be issued. The issuance of preferred stock, while providing flexibility for possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of Mark. Mark has no present plans to issue additional shares of preferred stock.

                                                 CONVERTIBLE NOTE

         A portion of the common stock being offered under this prospectus is issuable upon the conversion of a $2,000,000 two-year principal amount convertible note and upon the exercise of warrants issued in an April 2000 private placement. As of November 17, 2000, the entire convertible note and the warrants remain outstanding.

The principal terms of the securities issued are set forth below.

Convertible Notes

Principal Amount:  $2,000,000
----------------

Term: Two years

Interest Rate: Seven (7%) percent per annum. The interest is payable in cash or common stock, at our option.

Conversion Rights: Convertible at the average of the lowest closing price of three (3) of the ten (10) day immediately preceding the conversion date(s). In the event we effect a convertible securities financing while any portion of the convertible notes are outstanding, the conversion price for the then outstanding principal amount of the convertible note will be the conversion price established in such financing.

Warrants

Shares Purchasable: 400,000 shares

Exercise Price: $5.00 per share provided, however, if we effect an equity financing at less than $5.00 per share while any portion of the convertible note remains outstanding, the exercise price shall be reduced to such per share purchase price.

Term: Five Years expiring on April 13, 2005.

Miscellaneous

         Issuances over Twenty (20%) Percent of the Outstanding Common Stock Pursuant to Private Placement. In order to satisfy applicable Nasdaq corporate governance requirements, We are prohibited from issuing in excess of 20% or 1,462,973 shares of Common Stock under the private placement until we obtain shareholder approval. Upon request of the investors, Mark is obligated to present the matter to its shareholders no later than December 31, 2000.

         Based on the closing bid price of our Common Stock on November 17, 2000 of $0.375, 5,333,333 shares of common stock would be issuable under the private placement. Because the conversion of the convertible note is based on the price of the common stock at future dates, the actual number of shares of common stock which will be issued is undeterminable, and may exceed the assumed number given above.

Anti-dilution Provisions. The convertible note and warrants contain anti-dilution provisions in the event of stock dividends, stock splits, reverse stock splits and similar transactions.

Restriction on Acquiring in Excess of Five (5%) of the Outstanding Common Stock. Each investor is prohibited from acquiring the beneficial ownership of over five (5%) percent of our common stock through the (i) conversion of the convertible note or (ii) the exercise of the warrants.

Registration Rights. Mark is obligated to register for resale under the Securities Act the common stock underlying the convertible note and the warrants.

Impact of Conversion Price of the Convertible Note. The conversion price of the convertible note is variable based on the current price of Mark's common stock at the time of conversion. Because the conversion price is based on the current market price of the common stock, sales of the shares of common stock underlying the convertible note may cause a downward trend in the trading price of the common stock until such shares are sold. The selling shareholders are not prohibited from taking or maintaining a short position in the common stock.

                             SELLING SHAREHOLDERS

         Up to 6,500,000 shares of common stock offered hereby are being offered for the account of the following person(s). Mark will receive no proceeds from the sale of the shares. Mark is bearing all costs (except for commissions) related to the registration statement. The information regarding such person(s) and beneficial ownership of common stock has been provided by the selling shareholders.




                                                Other
                       Shares of              Shares of                                   Shares of
                       Common  Stock        Common Stock        Shares of               Common Stock
                        Underlying          Beneficially       Common Stock          Beneficially Owned
Name                  Convertible Notes         Owned            Offered              After Offering

Frank Brosens           5,333,333(1)          586,816(2)         5,733,333                 186,816
Richard Branca               0                 90,016(3)            24,466                  65,550
Bernard Branca               0                 24,467(4)            24,466                     0

(1)      Assumes dividends paid in cash.  Based on a conversion rate of 100% of the closing sale price of $0.375 on November 17, 2000.
(2)      Includes 386,834 shares of common stock and 400,000 shares of common stock underlying warrants exercisable at $5.00, subject to certain adjustments, expiring on April 13, 2005.
(3)      Includes 24,466 shares of common stock underlying warrants exercisable at $1.25 per share expiring on March 2, 2005 and other options and warrants to purchase 49,300 shares of common stock which are presently exercisable.
(4)      Represents 24,467 shares of common stock underlying warrants exercisable at $1.25 per share expiring on March 2, 2005.


                                PLAN OF DISTRIBUTION

         The sale of shares of common stock by the Selling Shareholders may be effected from time to time in transactions on one or more exchanges or in the over-the-counter market, or otherwise in negotiated transactions, through the timing of options on the shares or through a combination of such methods of sale, at fixed prices, which may be charged at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the shares of common stock in an exchange distribution in accordance with the rules of such exchange to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the shares of common stock for which such broker-dealer may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker- dealer may be in excess of customary compensation). The Selling Shareholders and any broker-dealers who act in connection with the sale of the shares of common stock hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and profit on any sale of the shares of common stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

         In addition any securities covered by the prospectus which qualify may be sold under Rule 144 rather than pursuant to the prospectus, as supplemented. From time to time the Selling Shareholders may engage in short sales, short sales against the box, puts and calls and other transactions in securities of Mark or derivatives thereof, and may sell and deliver the shares in connection therewith.

         From time to time Selling Shareholders may pledge their shares pursuant to the margin provisions of their respective customer agreements with their respective brokers. Upon a default by a Selling Shareholder, the broker may offer and sell the pledged shares of the common stock from time to time.

                                  LEGAL MATTERS

         McLaughlin & Stern, LLP has acted as counsel for Mark and has rendered an opinion on the validity of the shares of common stock to be sold pursuant to this prospectus.

                                    EXPERTS

Mark's consolidated balance sheets as of June 30, 1999 and 2000 and the consolidated statements of operations, stockholders' equity (deficiency) and cash flows for three years ended June 30, 1999 and 2000 incorporated by reference into this Prospectus, have been included in reliance on the report of Holtz Rubenstein & Co., LLP, independent certified public accountants, which includes an explanatory paragraph that describes the uncertainty as to our ability to continue as a going concern due to our historical recurring losses from operations, given on the authority of that firm as experts in accounting and auditing.

                            FORWARD LOOKING STATEMENTS

         This prospectus and the documents incorporated by reference in the prospectus contain forward- looking statements within the of the Private Securities Litigation Reform Act of 1995. These statements are made on current plans and expectation of Mark and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual results to differ include whether modular steel cell projects and PACS projects are awarded to Mark and the timing of project completion, meeting current an future financial requirements, competition and changes in PACS technology. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they were made.

                          WHERE YOU CAN FIND MORE INFORMATION

         Registration Statement and SEC Filing. This prospectus is part of a registration statement filed with the SEC and omits certain information contained in that registration statement. Mark also files annual, quarterly, special reports and other information with the SEC. You may read and copy any document that Mark files at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information on the operations of its Public Reference Rooms. In addition, the SEC maintains an Internet site (http:// www.sec.gov) where Mark's

SEC filings are available free of charge.

Mark's Web Site. Mark maintains its own Internet site (www.mark-solutions.com), which contains other information about Mark.

Information Incorporated by Reference. Mark is permitted to incorporate by reference into this prospectus information and reports that are filed with the SEC. The following documents filed by Mark (Commission File No. 0-17118) are incorporated and made a part of this prospectus by reference:

(1)      Mark's Annual Report on Form 10-K for the year ended June 30, 2000.
(2) Mark's definitive proxy statement for its Annual Shareholders Meeting to be held on December 17, 1999. Mark's Annual Report on Form 10-K for the year ended June 30, 1999.
(3)      Mark's Quarterly Report on Form 10-Q for the period ended September 30,
         2000.
(4)      Mark's Current Report on Form 8-K for the event date of April 17, 2000.
(5)      Mark's Current Report on Form 8-K for the event date of July 24, 2000.
(6) The description of the common stock contained in the Registration Statement on Form S-1 (File No. 333-62513) declared effective on December 31, 1999.

         In addition, all documents subsequently filed by Mark under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 and prior to the termination of the offering of shares are deemed to be incorporated by reference into and made a part of this prospectus from the date of filing. Information contained in these subsequent filings automatically modifies or supersedes previously filed information, including information contained in this prospectus.

You may obtain free copies of these filings. Requests for copies should be directed Paul Litwinczuk, Mark Solutions, Inc. 1515 Broad Street, Bloomfield, New Jersey 07003, Telephone Number (973) 893-0500.

         You should only rely on the information contained or incorporated by reference in this prospectus. No one has been authorized to provide you with additional or different information.

         The shares are not being offered in any jurisdiction where an offer is not permitted.

         You should not assume the information in this prospectus or any supplement is accurate as of any date other than the date of the document regardless of when it is delivered. We are obligated to keep the information current through supplements or other filings incorporated by reference.

                           TABLE OF CONTENTS
                                                                      Page
Summary..............................................................   1
         The Company  ...............................................   1
         Summary Selected Financial Data  ............................. 1
Risk Factors .......................................................... 3
Convertible Note....................................................    7
Selling Shareholders .................................................. 8
Plan of Distribution  ................................................. 9
Legal Matters .......................................................  10
Experts .............................................................. 10
Forward Looking Statements...........................................  10
Where You Can Find More Information ...................................10